Exhibit 10.1

CONSULTING AGREEMENT

This consulting agreement (this “Agreement”) is made on February 27,  2017 effective June 1, 2017 (“Effective Date”) by and between Crocs, Inc., a Delaware corporation (“Company”), and Gregg Ribatt, an individual (“Consultant”).

WHEREAS, The Company wishes to engage Consultant to provide consulting services on the terms and for the consideration set forth on attached Statement of Work (“SOW”); and

WHEREAS, Consultant is willing to provide such services on such terms.

In consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Scope. Consultant will use his best efforts to perform the consulting services (“Services”) described in each Statement of Work duly executed by the parties (“SOW”).

2.             Term/Termination. This Agreement is effective on the Effective Date and continues until June 1, 2018 (“Term”). Either party may terminate this Agreement if the other party breaches a material provision of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice describing the breach.

3.             Compensation. The fees and expense reimbursements payable by Company are set forth in the SOW and are the sole compensation for performance under this Agreement.

4.             Work Product.  Consultant will promptly furnish and disclose to Company all materials, ideas, designs, techniques, inventions, discoveries, improvements, information, creative works and any other works discovered, prepared or developed by or for Consultant in the course of or resulting from the provision of Services (collectively with any works, information or other items delivered to Company and all intellectual property rights (including patents, copyrights, trade secrets, and any other rights and any applications and registrations relating to any of the foregoing), (collectively, the “Work Product”).  All right, title and interest in the Work Product, vests in Company and is deemed to be a work made for hire; and, to the extent it is not considered a work made for hire, Consultant hereby assigns (and to the extent necessary, has caused its employees, contractors and others to assign) to Company all right, title and interest in and to the Work Product. Consultant hereby irrevocably waives (and to the extent necessary, has caused its employees, contractors and others to waive) all rights under all laws (of the United States and all other countries) now existing or hereafter permitted, with respect to any and all purposes for which the Work Product may be used, including: (a) all rights under the United States Copyright Act, or any other country’s copyright law, including any rights provided in 17 U.S.C. §§ 106 and 106A; (b) any rights of attribution and integrity or any other “moral rights of authors” existing under statutory, common or any other law.  At no additional charge, Consultant will execute all papers (including assignments) and do all things required in order to evidence, perfect, obtain, protect, defend, convey and enforce the rights of Company in the Work Product.  Consultant hereby irrevocably designates and appoints Company and its authorized officers and agents as Consultant’s agent and attorney in fact, to execute documents and take any lawfully permitted action to evidence, perfect, obtain, protect, defend, convey and enforce the rights of Company in the Work Product that Consultant is unable or unwilling to perform.

Consultant will deliver to Company all Work Product in progress or completed as of the termination or expiration of this Agreement.

5.             Nondisclosure and Nonuse of Confidential Information. Except as permitted in this paragraph, Consultant shall not use, disclose or disseminate any Confidential Information of the Company. Consultant may use the Confidential Information of the Company solely to perform his obligations under this Agreement for the benefit of the Company. Consultant will exercise reasonable care to protect Confidential Information. “Confidential Information” as used in this Agreement shall mean all technical and non-technical information including copyright, trade secret, and proprietary information, including, without limitation, customer data, customer information, information related to the current, future and proposed products, financial information, procurement requirements, purchasing information, manufacturing information, business forecasts, sales and merchandising and marketing plans and all other information of the Company. “Confidential Information” also includes proprietary or confidential information of any third party who may disclose such information to the Company or Consultant in the course of the Company’s business.

6.             Warranties. Consultant represents and covenants that he: (a) has the experience and skill to perform the services required to be performed by Consultant hereunder and (b) shall perform services in accordance with generally accepted professional standards and in the most expeditious and economical manner consistent with the best interest of Company.

7.             Independent Contractor. Consultant is engaged in an independent business and will perform his obligations under this Agreement as an independent contractor and not as the agent or employee of Company.  Consultant’s scope of services are set forth in full in the SOW.  Consultant does not have the authority to act for Company or to bind Company in any respect whatsoever, or to incur any debts or liabilities in the name of or on behalf of Company. Consultant will pay, on or before the due date, all income, payroll and other taxes due as a result of any compensation paid to Consultant and expenses reimbursed by Company, and will timely and properly file all tax returns required by law with regard to such income and expense reimbursement.  Consultant is neither entitled to employment benefits of any kind provided by Company (including, without limitation, vacation pay, sick leave pay, retirement plan and related benefits, social security, worker’s compensation insurance, disability insurance and other employee insurance benefits) nor unemployment insurance benefits as a result of performing under this Agreement.

8.             Remedies.  In addition to all other rights and remedies available to Company, Company has the right of set-off, the right of specific performance and the right to obtain injunctions.

9.             Assignment. This Agreement is for the personal services of Consultant only and may not be assigned by Consultant, nor shall it be assignable by operation of law. The Company may assign this agreement to any of its affiliates or successors.

10.          Notices.  Any notice or approval required or permitted under this Agreement must be in writing and will be delivered by (a) hand delivery in person, (b) facsimile transmission or electronic mail, (c) registered or certified mail, postage prepaid, or (d) national overnight courier, to the address specified below or to any other address designated by prior notice.

11.    Miscellaneous. This Agreement will be governed in accordance with the laws of the State of Colorado, U.S.A., without reference to conflict of laws principles.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, will in all respects be administered in accordance with Section 409A.  Each payment of compensation under this Agreement will be treated as a separate payment for purposes of Section 409A  All disputes arising from or relating to this Agreement will be within the exclusive jurisdiction of the state or federal courts located within the State of Colorado  and the parties hereby consent to such exclusive jurisdiction and waive objections to venue therein.  If any part of this Agreement is found invalid, such invalidity will not affect the validity of remaining portions of this Agreement, and the parties will substitute for the invalid provision a provision that most closely approximates the intent and economic effect of the invalid provision.  Failure by either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such default, will not constitute a waiver of rights hereunder.

12.          Entire Agreement. Except as specifically noted, this Agreement constitutes the entire agreement between the parties with respect to the Services.  This Agreement supersedes all prior oral or written communications or agreements of the parties with respect to the Services. This Agreement may be amended only by a writing executed by the parties.

The parties, have caused this Agreement to be executed by their authorized representatives.

Consultant:

By:	/s/ Gregg Ribatt
Printed Name: Gregg Ribatt
Date:	2/27/17

Crocs, Inc.:

By:	/s/ Daniel P. Hart
Printed Name:	Daniel P. Hart
Title:	EVP, Chief Legal and Administrative Officer
Date:	2/27/17

Statement of Work

This SOW is attached and made a part of the Consulting Agreement by and between Crocs, Inc. a Delaware corporation, (“Company”) and Gregg Ribatt, (“Consultant”).

1.             Scope of Services. Consultant will provide the following consulting services (up to 5 days per month, not including any time spent on duties  related to Consultant’s service on the Company’s board of directors) as requested by Company’s Chief Executive Officer from time to time:

(a)           Consultation on global organization structure and its evolution;

(b)           Support in sourcing, mentoring and evaluation of new senior talent;

(c)                                  Meeting with key US customers and global distributors (including but not limited to Shoe Carnival, DSW, Rackroom, Famous Footwear and FFANY); and

(d)                                 Support to the product and marketing teams, including but not limited to product collection and marketing campaign strategies and execution, sales meetings and Spring/Summer and Fall/Holiday  product line reviews.

2.             Service Fees and Terms of Payment. During the term of this Agreement, Company will pay Consultant 12 monthly payments (in arrears) of $16,666.

3.             Reimbursable Expenses.  Consultant will be reimbursed only for reasonable and necessary expenses incurred in connection with performance under this SOW. Consultant will provide monthly itemized statements of reimbursable expenses, referencing the Agreement and SOW numbers under which the expenses were incurred, with receipts attached for each single expenditure in excess of one hundred ($100.00) US dollars.  Reimbursable expenses will be paid no later than December 31 of the year following the year in which such expense was incurred, the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement will not be subject to liquidation or exchange for another benefit.

Crocs, Inc.	Consultant

/s/ Daniel P. Hart	/s/ Gregg Ribatt
(Authorized Signature)	(Authorized Signature)

Daniel P. Hart	Gregg Ribatt
(Print or Type Name of Signatory)	(Print or Type Name of Signatory)

EVP, Chief Legal and Administrative Officer
(Title)

2/27/17	2/27/17
(Execution Date)	(Execution Date)